EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS, INC. ANNOUNCES COST REDUCTION EFFORTS TO SUSTAIN LONG TERM GROWTH AND ACHIEVE PROFITABILITY

Company restructures executive compensation and reduces external consulting fees

Expects to reduce cash used in operations by 30% (Approximately $500,000) by end of 2024

Company to continue to invest in sales personnel and global distribution network to expand product reach

FREDERICK, MD, June 6, 2024 — TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination utilizing its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced comprehensive cost reduction initiatives to align the Company’s cost structure with targeted profitability objectives.

The Company’s operational cash savings initiatives include:

•	Executive Compensation Modifications: Executives will reduce their compensation by 30% of their current cash compensation for the remainder of 2024, thereby reducing the Company’s cash requirements for salaries and ensuring alignment of interests with shareholders.

•	Optimization of Consultant Arrangement: Termination of select external consulting agreements, with remaining consultants agreeing to reduce their consultant fees. This initative, along with reductions in other costs, fosters a leaner and more efficient operational model.

These cost-reduction measures underscore TOMI’s commitment to enhancing financial performance while maintaining investments in critical areas such as product development and sales team expansion. The Company anticipates that these initiatives will result in a 30% or approximately $500,000 reduction in cash used in operations by the end of 2024.

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This proactive action reinforces TOMI’s dedication to delivering long-term value to shareholders and achieving profitability, while sustaining innovation and growth momentum in its core business segments.

Below is an update on some current business developments:

TOMI is making significant progress expanding the installation of Custom Engineered Systems (CES) worldwide. The Company has successfully installed double digit CES systems, with expectations for these installs to generate approximately $600,000 from BIT Solution starting in 2025.

The Company believes it is nearing the close of another CES contract with a prominent cell and gene therapy facility in the United States. The customer is a current user of TOMI mobile equipment, and is currently in phase two of a bid scheduled for a next month close. This contract includes a SteraMist CES, which has already been allocated in the budget for approximately $450,000. The project is currently scheduled for completion by the end of 2024.

TOMI is making substantial progress in the rapidly evolving decontamination service industry and anticipates an increase in iHP Corporate Services revenue. Recent shifts in the competitive landscape have resulted in an increase in quotations and opportunities. This summer, the Company anticipates securing a significant contract, complementing TOMI’s approximately $1 million per annum in repeatable revenue from this sector.

Additionally, the Company has signed and onboarded STS Technocrat, a distributor based in India with 35 years of collective experience in technical consumable sales. Their clientele includes notable names within TOMI’s targeted industries. In May, TOMI made its first sale under its Vizient contract to a university for an Environment System and the Company is in discussions with four key enclosure decontamination manufacturers to promote the use of iHP and the SteraMist Integrated System (SIS) product lines, replacing the inferior VHP technologies on the market.

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TOMI is executing against its strategy of enhancing its product line, including a fully automated decontamination solution targeting the broader Life Sciences market, and expanding its base of distributors and partners to efficiently promote its technology and deliver new opportunities across all markets.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ: TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com/ or contact us at info@tomimist.com.

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Forward-Looking Statements

This press release contain forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to cost reduction measures and compensation changes; anticipated launch of new products; expected growth in sales pipeline and market demand; revenue opportunities of CES products and brand recognition of our products. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:

John Nesbett/Roz Christian

IMS Investor Relations

tomi@imsinvestorrelations.com

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